Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FOURTH QUARTER NET REVENUES GROWTH OF 34% AND

FOURTH QUARTER EPS GROWTH OF 40%

•	Fourth Quarter Net Revenues Increased 34% to $403 Million; Full Year Net Revenues Increased 38% to $1.473 Billion

•	Fourth Quarter Diluted EPS Increased 40% to $0.62 from $0.44; Full Year Diluted EPS Increased 38% to $1.85 from $1.34

•

Company Reiterates 2012 Operating Income Outlook at the Higher End of Its 20% to 25% Long-Term Growth Target and Updates 2012 Net Revenues Outlook to the Low End of Its 20% to 25% Long-Term Growth Target

Baltimore, MD (January 26, 2012) – Under Armour, Inc. (NYSE: UA) today announced financial results for the fourth quarter ended December 31, 2011. Net revenues increased 34% in the fourth quarter of 2011 to $403 million compared with net revenues of $301 million in the prior year’s period. Net income increased 42% in the fourth quarter of 2011 to $33 million compared with $23 million in the prior year’s period. Diluted earnings per share for the fourth quarter of 2011 were $0.62 on weighted average common shares outstanding of 52.7 million compared with $0.44 per share on weighted average common shares outstanding of 52.0 million in the prior year’s period.

Fourth quarter apparel net revenues increased 27% to $323 million compared with $254 million in the same period of the prior year, driven by continued strength in Fleece and the expanded Charged Cotton platform. Direct-to-Consumer net revenues, which represented 38% of total net revenues for the fourth quarter, grew 50% year-over-year. Fourth quarter footwear net revenues increased 43% to $31 million from $22 million in the prior year’s period, primarily reflecting new 2011 introductions in running footwear. Fourth quarter accessories net revenues increased 149% to $37 million from $15 million in the prior year’s period, primarily driven by the in-house transition of the Company’s previously licensed hats and bags business which commenced in January 2011.

Gross margin for the fourth quarter of 2011 was 51.6% compared with 51.7% in the prior year’s quarter reflecting less favorable North American wholesale apparel product margins along with the ongoing impact of the hats and bags transition in 2011. Selling, general and administrative expenses as a percentage of net revenues were 37.9% in the fourth quarter of 2011 compared with 40.0% in the prior year’s period, largely reflecting leverage of corporate services. Marketing expenses for the fourth quarter of 2011 were 10.9% of net revenues compared with 11.1% in the prior year’s quarter. Fourth quarter operating income grew 57% to $55 million compared with $35 million in the prior year’s period.

Kevin Plank, Chairman, CEO, and President of Under Armour, Inc., stated, “We completed a very successful 2011, growing net revenues 38%, the highest overall growth rate since 2007. Our apparel business surpassed the $1 billion mark and we demonstrated our ability to broaden the addressable market for the Brand with the introduction of our premium cotton platform. The strength we continue to see in our apparel and Direct-to-Consumer businesses affords us the ability to continue to make strategic investments in other long-term growth drivers like footwear and international.”

Review of Full Year Operating Results

For the full year 2011, net revenues increased 38% to $1.473 billion compared with $1.064 billion in the prior year and compared with the Company’s prior outlook of $1.46 billion to $1.47 billion. Diluted earnings per share for the full year increased 38% to $1.85 per share on weighted average common shares outstanding of 52.5 million compared with $1.34 per share on weighted average common shares outstanding of 51.3 million in the prior year.

Apparel net revenues increased 31% to $1.122 billion compared with $853 million in the prior year, led by the Training category which included the 2011 introduction of Charged Cotton and strength in our Fleece products across Men’s, Women’s, and Youth. Direct-to-Consumer net revenues, which represented 27% of total net revenues for the year compared to 23% in 2010, grew 62% over the prior year. Footwear net revenues increased 43% to $182 million during 2011 compared to $127 million in 2010. Accessories net revenues tripled to $132 million during 2011 compared to $44 million in 2010.

Gross margin for 2011 was 48.4% compared with 49.9% in 2010 primarily due to less favorable North American wholesale apparel product margins and the impact of the hats and bags transition in 2011. Selling, general and administrative expenses as a percentage of net revenues were 37.3% for 2011 compared with 39.3% for 2010, reflecting leverage of corporate services and marketing expenses. Marketing expense for 2011 was 11.4% of net revenues compared with 12.0% in the prior year. Operating income grew 45% to $163 million in 2011 compared with $112 million in the prior year and compared with the Company’s prior outlook of $159 million to $162 million.

Balance Sheet Highlights

Cash and cash equivalents decreased 14% to $175 million at December 31, 2011 compared with $204 million at December 31, 2010. The Company had no borrowings outstanding under its $300 million revolving credit facility at December 31, 2011. Inventory at December 31, 2011 increased 51% to $324 million compared with $215 million at December 31, 2010. Long-term debt increased to $78 million at December 31, 2011 from $16 million at December 31, 2010, primarily driven by the acquisition of the Company’s corporate headquarters in July.

Updated 2012 Outlook

The Company continues to expect 2012 operating income growth at the higher end of its 20% to 25% long-term growth target. The Company expects 2012 net revenues growth at the low end of its 20% to 25% long-term growth target, compared to the prior guidance at the higher end of its 20% to 25% long-term growth target. The Company expects an effective tax rate of 37.5% to 38.0% for the full year, compared to an effective tax rate of 38.2% for 2011. The Company anticipates fully diluted weighted average shares outstanding of approximately 53.2 million to 53.4 million for 2012.

Mr. Plank concluded, “With the credibility we have built with our consumer, we upheld our premium positioning in the marketplace in 2011 by delivering compelling innovation through programs like Charged Cotton and our Charge RC running shoes. We remain focused on long-term profitable growth. This means continuing to target distribution where our consumer is looking for us and that is appropriate for our Brand. It also means balancing new, relevant innovation stories such as our ColdBlack apparel technology with re-invigorated product in our heritage baselayer programs. Finally, the operational discipline we continue to add across our organization will help maximize these drivers to our bottom line.”

Conference Call and Webcast

The Company will provide additional commentary regarding its fourth quarter results as well as its updated 2012 outlook during its earnings conference call today, January 26th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.ua.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

For the Quarter and Year Ended December 31, 2011 and 2010

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended December 31,				Year Ended December 31,
	2011	% of Net Revenues	2010	% of Net Revenues	2011	% of Net Revenues	2010	% of Net Revenues

Net revenues	$403,126	100.0%	$301,166	100.0%	$1,472,684	100.0%	$1,063,927	100.0%
Cost of goods sold	195,221	48.4%	145,588	48.3%	759,848	51.6%	533,420	50.1%

Gross profit	207,905	51.6%	155,578	51.7%	712,836	48.4%	530,507	49.9%

Selling, general and administrative expenses	152,603	37.9%	120,388	40.0%	550,069	37.3%	418,152	39.3%

Income from operations	55,302	13.7%	35,190	11.7%	162,767	11.1%	112,355	10.6%

Interest expense, net	(1,413)	(0.3%)	(590)	(0.2%)	(3,841)	(0.3%)	(2,258)	(0.3%)
Other income (expense), net	1	0.0%	(142)	(0.1%)	(2,064)	(0.1%)	(1,178)	(0.1%)

Income before income taxes	53,890	13.4%	34,458	11.4%	156,862	10.7%	108,919	10.2%
Provision for income taxes	21,338	5.3%	11,510	3.8%	59,943	4.1%	40,442	3.8%

Net income	$32,552	8.1%	$22,948	7.6%	$96,919	6.6%	$68,477	6.4%

Net income available per common share
Basic	$0.63		$0.45		$1.88		$1.35
Diluted	$0.62		$0.44		$1.85		$1.34

Weighted average common shares outstanding
Basic	51,693		51,080		51,570		50,798
Diluted	52,674		51,986		52,526		51,282

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change

Apparel	$323,385	$253,986	27.3%	$1,122,031	$853,493	31.5%
Footwear	31,329	21,939	42.8%	181,684	127,175	42.9%
Accessories	36,798	14,752	149.4%	132,400	43,882	201.7%

Total net sales	391,512	290,677	34.7%	1,436,115	1,024,550	40.2%
Licensing revenues	11,614	10,489	10.7%	36,569	39,377	(7.1%)

Total net revenues	$403,126	$301,166	33.9%	$1,472,684	$1,063,927	38.4%

NET REVENUES BY GEOGRAPHIC SEGMENT

	Quarter Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change

North America	$377,152	$278,824	35.3%	$1,383,346	$997,816	38.6%
Other foreign countries	25,974	22,342	16.3%	89,338	66,111	35.1%

Total net revenues	$403,126	$301,166	33.9%	$1,472,684	$1,063,927	38.4%

Under Armour, Inc.

As of December 31, 2011 and 2010

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 12/31/11	As of 12/31/10

Assets

Cash and cash equivalents	$175,384	$203,870
Accounts receivable, net	134,043	102,034
Inventories	324,409	215,355
Prepaid expenses and other current assets	39,643	19,326
Deferred income taxes	16,184	15,265

Total current assets	689,663	555,850

Property and equipment, net	158,392	76,127
Intangible assets, net	6,278	3,914
Deferred income taxes	15,885	21,275
Other long term assets	48,992	18,212

Total assets	$919,210	$675,378

Liabilities and Stockholders’ Equity
Accounts payable	$100,527	$84,679
Accrued expenses	69,285	55,138
Current maturities of long term debt	6,882	6,865
Other current liabilities	6,913	2,465

Total current liabilities	183,607	149,147

Long term debt, net of current maturities	70,842	9,077
Other long term liabilities	28,329	20,188

Total liabilities	282,778	178,412

Total stockholders’ equity	636,432	496,966

Total liabilities and stockholders’ equity	$919,210	$675,378

Under Armour, Inc.

For the Year Ended December 31, 2011 and 2010

(Unaudited; in thousands)

	Year Ended 12/31/11	Year Ended 12/31/10
Cash flows from operating activities
Net income	$96,919	$68,477
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	36,301	31,321
Unrealized foreign currency exchange rate losses	4,027	1,280
Stock-based compensation	18,063	16,227
Gain on bargain purchase of office complex (excludes transaction costs of $1.9 million)	(3,300)	—
Loss on disposal of property and equipment	36	44
Deferred income taxes	3,620	(10,337)
Changes in reserves and allowances	5,536	2,322
Changes in operating assets and liabilities:
Accounts receivable	(33,923)	(32,320)
Inventories	(114,646)	(65,239)
Prepaid expenses and other assets	(42,633)	(4,099)
Accounts payable	17,209	16,158
Accrued expenses and other liabilities	23,442	21,330
Income taxes payable and receivable	4,567	4,950

Net cash provided by operating activities	15,218	50,114

Cash flows from investing activities
Purchase of property and equipment	(56,228)	(30,182)
Purchase of corporate headquarters and related expenditures	(23,164)	—
Purchase of long term investment	(3,862)	(11,125)
Purchases of other assets	(1,153)	(478)
Change in restricted cash	(5,029)	—

Net cash used in investing activities	(89,436)	(41,785)

Cash flows from financing activities
Proceeds from revolving credit facility	30,000	—
Payments on revolving credit facility	(30,000)	—
Proceeds from term loan	25,000	—
Proceeds from long term debt	5,644	5,262
Payments on long term debt	(7,418)	(9,446)
Payments on capital lease obligations	—	(97)
Excess tax benefits from stock-based compensation arrangements	10,260	4,189
Payments of deferred financing costs	(2,324)	—
Proceeds from exercise of stock options and other stock issuances	14,645	7,335

Net cash provided by financing activities	45,807	7,243
Effect of exchange rate changes on cash and cash equivalents	(75)	1,001

Net increase (decrease) in cash and cash equivalents	(28,486)	16,573

Cash and cash equivalents
Beginning of period	203,870	187,297

End of period	$175,384	$203,870

Non-cash investing and financing activities
Debt assumed in connection with purchase of corporate headquarters	$38,556	$—